Exhibit 3.111

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Entity Conversion of a

Domestic Business Corporation to a

Domestic Other Entity

(General Laws Chapter 156D, Section 9.53; 950 CMR 113.29)

(1) Exact name of corporation prior to conversion: Burlington Coat Factory Warehouse of Bridgewater, Inc.

(2) Registered office address: 1830 Route 130, Burlington, NJ 08016

(3) New name after conversion, which shall satisfy the organic law of the surviving entity: Burlington Coat Factory of Massachusetts, LLC

(4) New type of entity: Limited liability company

(5) The plan of entity conversion was duly approved by the shareholders, and where required, by each separate voting group in the manner required by G.L. Chapter 156D and the articles of organization.

(6) Attach any additional sheets containing all information required to be set forth in the public organic document of the surviving entity.

(7) The conversion of the corporation shall be effective at the time and on the date approved by the Division, unless a later effective date is specified in accordance with the organic law of the surviving entity: April 2, 2006

Signed by:	/s/ Paul C. Tang

on this 9th day of March, 2006

CERTIFICATE OF ORGANIZATION OF

BURLINGTON COAT FACTORY OF MASSACHUSETTS, LLC

(Pursuant to the provisions of Section 12 of the

Massachusetts Limited Liability Company Act)

To the State Secretary

Commonwealth of Massachusetts

F.E.I. Number: Applied for

It is hereby certified that:

FIRST: The name of the limited liability company (the “company”) is Burlington Coat Factory of Massachusetts, LLC.

SECOND: The address of the office of the company in the Commonwealth of Massachusetts, required to be maintained by the provisions of Section 5 of the Massachusetts Limited Liability Company Act, and where the records are to be kept as prescribed by the provisions of Section 9 of said Act, is: 265 Washington Street, South Attleboro, MA 02703

THIRD: The name and the address within the Commonwealth of Massachusetts of the resident agent for service of process for the company is: Corporation Service Company, 84 State Street, Boston, Massachusetts 02109.

FOURTH: The company is not to have a specific date of dissolution.

FIFTH: The company does not have managers at the time of its formation.

SIXTH: The general character of the company’s business is as follows: Discounted apparel retailer

SEVENTH: The name of each person who is authorized to execute any documents to be filed with the Office of the State Secretary is:

Monroe G. Milstein

Andrew R. Milstein

Stephen E. Milstein

Mark A. Nesci

Paul C. Tang

Robert L. LaPenta, Jr.

EIGHTH: The name of each person authorized to execute, acknowledge, deliver, and record any recordable instrument purporting to affect an interest in real property, whether to be recorded with a Registry of Deeds or with a District Office of the Land Court is:

Monroe G. Milstein

Andrew R. Milstein

Stephen E. Milstein

Mark A. Nesci

Paul C. Tang

Robert L, LaPenta, Jr.

IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, the person whose signature appears below does hereby affirm and execute this certificate of organization as an authorized person this 8th day of March, 2006.

/s/ Cindy Rashed Reilly

Cindy Rashed Reilly, Authorized Person

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

March 14, 2006 3:19 PM

/s/ William Francis Galvin
WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth

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